ASSIGNMENT OF PROMISSORY NOTE AND RELEASE

This Assignment of Promissory Note and Release (the “Assignment and Release” or, the “Agreement”) is dated as of February 3, 2010 and is made and entered into between Federal Sports & Entertainment, Inc., a Nevada corporation (“Holder”) and John Thomas Bridge and Opportunity Fund, LP (“Assignee”) ..

WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of September 9, 2008 by and between Assignee and Holder, Holder sold to Assignee a $500,000 principal amount 0% Secured Convertible Promissory Note dated September 9, 2008 (the “Note”);

WHEREAS, pursuant to that certain Bridge Loan Agreement dated as of September 9, 2008 by and between Holder and Diamond Sports & Entertainment, Inc. (the “Borrower”), Holder agreed to utilize the proceeds of the sale of the Note to provide Borrower, and did so provide Borrower, with a temporary loan in the principal amount of $500,000 in exchange for a 0% Unsecured Bridge Loan Promissory Note dated September 9, 2008 (the “Bridge Note”), to provide Borrower with sufficient working capital to enable Borrower to fulfill its obligations under certain contractual agreements incident to its business while Holder and Borrower prepared the documentation necessary and appropriate to consummate a proposed reverse merger between Holder and Borrower (the “Merger”);

WHEREAS, as part of these related transactions, Borrower pledged its assets and certain of Borrower’s stockholders pledged their shares of stock of Borrower to secure Holder’s obligation to repay the Note advanced by Assignee;

WHEREAS, plans to consummate the Merger have been abandoned and Assignee and Borrower, contemporaneously with this Agreement, are entering into a settlement agreement (the “Settlement Agreement”) to resolve all claims and demands between themselves concerning the related transactions described above; and

WHEREAS, the parties now desire that, contemporaneously with the execution of the Settlement Agreement, the Bridge Note be assigned to Assignee, that the Note be cancelled and that Holder be released by Assignee from any and all obligations to Assignee with respect to the Note.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder, Assignee and Borrower, intending to be legally bound, agree as follows:

1.           Assignment of Bridge Note.  Subject to the execution of the Settlement Agreement by the parties thereto, Holder does hereby grant, convey, transfer, assign and set over unto Assignee all right, title and interest of the Holder in and to the Bridge Note, a copy of which is attached as Exhibit A, and agrees to deliver the Bridge Note to Assignee at Closing (defined below).

2.           Return and Cancellation of Note.  Subject to the execution of the Settlement Agreement by the parties thereto, Assignee agrees to deliver the Note, a copy of which is attached as Exhibit B, to Holder at Closing, without additional payment thereon, whether for principal or interest or any other amount due or to become due thereunder, and to mark across the face of the Note “Cancelled.”

3.           Release.  Effective upon Closing, Assignee does hereby release, cancel, forgive and forever discharge Holder and each of its predecessors, affiliates, successors and assigns, and all of its officers, directors and employees, and Gottbetter Capital Markets, LLC, Gottbetter Capital Group, Inc. and Gottbetter & Partners, LLP, and each of their predecessors, affiliates, successors and assigns, and all of their officers, directors and employees, from all actions, claims, demands, damages (actual or punitive), obligations (including principal and interest on the Note), costs, losses, expenses, attorney’s fees and or liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by any reason relating to the Note and specifically waives any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Release.

4.  Closing.

4.1.  Closing; Closing Date. The closing of the transactions contemplated hereby shall be effective as of the delivery of the closing deliveries described below (the "Closing") at the offices of Gottbetter & partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York. at 11:00 a.m. on February __, 2010, or at such time and place as the parties mutually agree.

4.2.  Closing Deliverables.  At Closing:

(a) Assignee shall deliver to Holder the Note marked across its face "CANCELLED"; and

(b) Holder shall deliver to Assignee the Bridge Note.

5.  Miscellaneous.

5.1. Governing Law.  This Assignment and Release shall be governed by and construed in accordance with the laws of the State of New York. The location for the settlement of any disputes arising out of this Assignment and the Assigned Documents shall be New York County, New York.

5.2. Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

5.3. No Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by any party without the prior written consent of the other parties.

5.4. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

5.5. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

5.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

5.8. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Holder, Assignee and the Borrower have caused this Assignment and Release to be executed this February 3, 2010.

Federal Sports & Entertainment, Inc. (“Holder”)

By:	/s/ David Rector
Name: David Rector
Title: President

John Thomas Bridge and Opportunity Fund, LP (“Assignee”)

By:	/s/ George R. Jarkesy, Jr.
Name: George R. Jarkesy, Jr.
Title: Managing Member of the General Partner

Diamond Sports & Entertainment, Inc. (“Diamond) consents to the assignment of the Bridge Note to Assignee, provided that such consent is conditioned on the occurrence of the Closing under the Settlement Agreement dated as of February 3, 2010 between Assignee and Diamond

Diamond Sports & Entertainment, Inc.

By:	/s/ David Kaval
Name: David Kaval
Title: Chairman and Chief Executive Officer